Exhibit 99.1

BIO-key® Announces Withdrawal of Bid for ComnetiX Inc.

Wall, N.J., February 9, 2007 - BIO-key International, Inc. (OTC Bulletin Board: BKYI) (“BIO-key”), a leader in wireless public safety solutions and finger based biometric identification, announced today that its formal take-over bid for all of the outstanding common shares of ComnetiX Inc. (“ComnetiX”) has been withdrawn in accordance with BIO-key’s right under its Offer to Purchase.  After carefully considering its options, BIO-key has decided not to raise its original stock offer of US $1.29 per share for ComnetiX in response to ComnetiX shareholders approval of L-1’s revised cash bid of $1.17 pr share.

ComnetiX shareholders that have tendered to the BIO-key bid will have their shares returned by BIO-key’s Information Agent, Kingsdale Shareholder Services Inc. (“Kingsdale”), in accordance with the procedure set out in BIO-key’s take-over bid circular dated January 19, 2007. Shareholders with questions may contact Kingsdale at (toll-free) 1-866-381-4104.

About BIO-key

BIO-key develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, and government and private sector customers. BIO-key mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases. The company’s high-performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft. Over 2,500 police, fire and emergency services departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide. (http://www.bio-key.com)

U.S. Regulatory Information

This exchange offer is made for the securities of a foreign company.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the documents relating to this offer have been prepared in accordance with foreign accounting standards and therefore may not be comparable to the financial statements of the registrant which have been prepared in accordance with generally accepted accounting principles in effect in the United States.

BIO-key Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. The words “estimate,” “project,” “intends,” “expects,” “believes,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include all statements related to the results of the proposed exchange offer and the expected results of combining BIO-key and ComnetiX. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Press Contact:

Julie Garand

508-460-4036

julie.garand@bio-key.com

Investor Contact:

Gus Okwu

Dennard Rupp Gray & Easterly, LLC

713-529-6600

gokwu@drg-e.com